Exhibit 99.1

Novatel Wireless Appoints New Member to Board of Directors

Technology industry veteran Greg Lorenzetti Tapped to Join

Novatel Wireless Board

San Diego, CA – March 5, 2007 – Novatel Wireless, Inc. (Nasdaq:NVTL), a leading provider of wireless broadband access solutions, today announced the appointment of Greg Lorenzetti to the company’s Board of Directors. A seasoned technology professional, Lorenzetti brings over 20 years experience building technology companies and leading them through rapid growth at all stages of corporate cycles, both internationally and domestically.

Mr. Lorenzetti is currently president of Titan Partners, LLC, a private equity and technology commercialization company. Lorenzetti has been a founding investor and principal in numerous technology companies.

“Novatel Wireless is a recognized leader in broadband wireless data, and is exceptionally positioned for the next level of growth and diversification,” said Lorenzetti. “I am thrilled to join the Board of Directors, and look forward to working with the entire Novatel team.”

“Greg’s wealth of knowledge will be a strong asset to our organization,” said Peter Leparulo, executive chairman of the Novatel Wireless Board of Directors. “As we continue to broaden our services and grow our customer base in the mobility solutions market, we look forward to Greg’s leadership and expertise in guiding the Novatel Wireless team to even greater success.”

For more information on the Board of Directors, please visit http://investor.novatelwireless.com/bios.cfm.

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is revolutionizing wireless communications. The company is a leader in the design and development of innovative wireless broadband access solutions based on 3G WCDMA (HSDPA & UMTS), CDMA and GSM technologies. Novatel Wireless’ MerlinTM PC Cards and ExpressCards, Expedite® Embedded Modules, MobiLink™Communications Software Suite, Ovation™ Fixed Mobile Convergence Products and Conversa™ Software Suite enable high-speed wireless access. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information visit www.novatelwireless.com. (NVTLG)

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements contained herein. These factors include risks relating to technological changes, new product introductions, continued acceptance of Novatel Wireless’ products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless’ filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.

©2007 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Contacts:	Liya Sharif/Natasha Grach
Townsend Inc. for
Novatel Wireless, Inc.
+1 858.457.4888
novatel_team@townsendinc.com

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